EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

We have issued our report dated March 30, 2007, accompanying the consolidated balance sheet of ISCO International Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years then ended included in its Annual Report on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statement on Form S-3 (File numbers: 333-136612, 333-129339, 333-109127, 333-111242, 333-53338 and 333-53646) and Form S-8 (File numbers: 333-136613, 333-126623, 333-115967, 333-39342, 333-64818, 333-43164 and 333-49268).

Chicago, Illinois
Date: March 30, 2007	By:	/s/ GRANT THORNTON LLP